SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ---------------

                                    Form 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Phelps Dodge Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                New York                                         13-1808503
(State of incorporation or organization)                     -------------------
                                                            (IRS Employer
                                                             Identification No.)


       2600 North Central Avenue
           Phoenix, Arizona                                             85004
(Address of principal executive offices)                              ----------
                                                                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


          Title of each class to be          Name of each exchange
          so registered                      on which each class is
                                             to be registered

          Rights to Purchase Series A
          Junior Participating
          Preferred Stock, par value
          $1.00 per share                    New York Stock Exchange
          ---------------------------        -----------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
     ----------------------------------------------------------------------
                                (Title of Class)

ITEM 1.  Description of Registrant's Securities to
         be Registered
         -----------------------------------------

         On February 4, 1998, the Board of Directors of Phelps Dodge Corporation (the "Registrant") declared a dividend of one Right for each outstanding common share, $6.25 par value per share (the "Common Shares") of the Registrant. The Rights will be issued on February 24, 1998 to the stockholders of record on such date and will expire in ten years, subject to earlier redemption. Under certain circumstances, each Right entitles the registered holder to purchase from the Registrant one two-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share ("Preferred Shares"), of the Registrant or, in certain circumstances, either Common Shares or common stock of an acquiring company at one-half the market price of such Common Shares or common stock, as the case may be. The Rights are designed to make it more likely that all the Registrant's stockholders receive fair and equal treatment in the event of any proposed takeover of the Registrant and to guard against the use of partial tender offers or other coercive tactics to gain control of the Registrant. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Registrant and The Chase Manhattan Bank, as Rights Agent (the "Rights Agent").

Exercise Price
--------------

         When exercisable, except as set forth below, each Right entitles the registered holder to purchase from the Registrant one two-hundredth of a Preferred Share, at a price of $210 per one two-hundredth of a share (the "Purchase Price"), subject to adjustment in certain circumstances.

Transfer and Detachment
-----------------------

         Until the "Distribution Date," which is the earlier to occur of (i) ten days following the time (the "Stock Acquisition Time") of a public announcement or notice to the Registrant that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 20% or more of the outstanding Common Shares of the Registrant, and (ii) ten business days, or such later date as may be determined by the Board of Directors of the Registrant, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Common Shares which, together with the shares of such stock already owned by such person, constitutes 20% or more of the outstanding Common Shares, the Rights will be evidenced, with respect to any of the Registrant's Common Shares certificates outstanding as of February 24, 1998 by such Common Share certificate with a copy of a Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Registrant's Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after February 24, 1998, upon the transfer or issuance of new Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Registrant's Common Share certificates outstanding as of February 24, 1998, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

Exercisability
--------------

         The Rights are not exercisable until the Distribution Date. The Rights will expire on February 24, 2008 unless earlier redeemed or exchanged by the Registrant.

Right to Acquire Stock at Half Price
------------------------------------

         In the event that after the Stock Acquisition Time, the Registrant is acquired in a merger or other business combination transaction or 50% or more of the Registrant's assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, upon the exercise thereof at the then current exercise price of the Right, shall thereafter be entitled to receive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that the Registrant is the surviving corporation of a merger and its Common Shares are changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the Right.

         In the event that a person or group becomes an Acquiring Person, each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of Common Shares having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if the Board of Directors of the Registrant determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of Common Shares so that such person or group is no longer an Acquiring Person.

Adjustments
-----------

         The Purchase Price payable and the number of Preferred Shares or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the fixing of a record date for the issuance to holders of Preferred Shares of certain rights, options or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of Preferred Shares or (iii) upon the fixing of a record date for the making of a distribution to holders of Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the case of a stock split, combination or stock dividend on the Common Shares prior to the Distribution Date.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Common Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of Common Shares on the last trading date prior to the date of exercise.

Redemption or Exchange
----------------------

         At any time prior to the earlier of (i) the Stock  Acquisition Time and
(ii) February 24, 2008, the Registrant, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Registrant electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Shares of the Registrant, the Board of Directors of the Registrant, may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for Common Shares of the Registrant at an exchange ratio of one Common Share per Right (subject to adjustment). The Registrant may at its option substitute Preferred Shares (or other series of substantially similar preferred shares of the Registrant) for some or all of the Common Shares exchangeable for Rights, at an exchange ratio of one two-hundredth of a Preferred Share (or such other series of preferred shares) for each Common Share to be exchanged.

Preferred Shares
----------------

         The Preferred Shares purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred shares the Registrant may issue (unless otherwise provided in the terms of such preferred shares or in the Registrant's Certificate of Incorporation). Each Preferred Share will be entitled to receive, in the aggregate, a dividend in an amount equal to 200 times the dividend per Common Share, or, if greater, $10.00 per year. In the event of liquidation, the holders of Preferred Shares will be entitled to receive a minimum liquidation payment equal to the greater of $10.00 per share or an amount equal to 200 times the amount to be paid in liquidation per Common Share. Each Preferred Share will have 200 votes, voting together with the Common Shares. In addition, if dividends on the Preferred Shares are in arrears for six consecutive quarterly payment periods, the holders of the Preferred Shares will have the right, voting as a class, to elect two members to the Board of Directors of the Registrant. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 200 times the amount and type of consideration received per Common Share. The rights of the shares of Preferred Shares as to dividends and liquidation, and in the event of mergers and consolidations, are protected by antidilution provisions.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

Amendment
---------

         The Rights and the Rights Agreement can be amended by the Board of Directors of the Registrant in any respect (including, without limitation, any extension of the period in which the Right Certificates may be redeemed) at any time prior to the Stock Acquisition Time. From and after such time, without the approval of the stockholders of the Registrant or the holders of the Rights, the Board of Directors may only supplement or amend the Rights Agreement in order
(i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period under the Rights Agreement or (iv) to make any changes or supplements which the Registrant may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of any such person), provided that the Rights Agreement may not be supplemented or amended to lengthen (A) a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of the Registrant's board of directors to redeem the Rights, in either case at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the Rights of or the benefits to the holders of Rights (other than an Acquiring Person or an affiliate or associate of any such person).

Issuance of Rights
------------------

         Each outstanding Common Share on February 24, 1998 will receive one Right. As long as the Rights are attached to the Common Shares, the Registrant will issue one Right with each Common Share it issues, so that all such shares have attached Rights. 400,000 Preferred Shares have been reserved for issuance upon exercise of the Rights.

         A copy of the Rights Agreement, which includes as Exhibit B the form of Right Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such Exhibit.


ITEM 2.  Exhibits
         --------

         1.       Rights   Agreement   between  the  Registrant  and  The  Chase
                  Manhattan Bank, Rights Agent, dated as of February 5, 1998, which includes as Exhibit B the form of Right Certificate.

                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        PHELPS DODGE CORPORATION
                                        (Registrant)



                                        By /s/ Robert C. Swan
                                          ------------------------------
                                          Name: Robert C. Swan
                                          Title: Secretary





DATE:  February 6, 1998

                                  EXHIBIT INDEX
                                  -------------





     Exhibit No.         Description
     -----------         -----------

         1.       Rights   Agreement   between  the  Registrant  and  The  Chase
                  Manhattan Bank, Rights Agent, dated as of February 5, 1998, which includes as Exhibit B the form of Right Certific-ate.
                                       9